Exhibit 7.2

VOTING, SUPPORT AND REDEMPTION AGREEMENT (this “Agreement”) dated as of March 28, 2008, between TU HOLDINGS, INC., a Delaware corporation (“Parent”), MERISEL, INC., a Delaware corporation (the “Company”), STONINGTON CAPITAL APPRECIATION 1994 FUND, L.P., a Delaware limited partnership (“Stonington”) and PHOENIX ACQUISITION COMPANY II, L.L.C., a Delaware limited liability company (“Phoenix” and, collectively with Stonington, the “Stockholder”).

WHEREAS Parent, TU Merger, Inc., a Delaware corporation (“Sub”), and the Company propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement);

WHEREAS the Stockholder owns the number of shares of Company Common Stock and Company Convertible Preferred Stock set forth opposite its name on Schedule A hereto (such shares of Company Common Stock and Company Convertible Preferred Stock, together with any other shares of capital stock of the Company acquired by the Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a precondition to its willingness to enter into the Merger Agreement, Parent has requested that the Stockholder enter into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as of the date hereof as follows:

(a) Authority; Execution and Delivery; Enforceability. The Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. The Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Stockholder of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder. The Stockholder has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms. The execution and delivery by the Stockholder of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Stockholder under, (i) any provision of any contract or agreement to which the Stockholder is a party or by which any properties or assets of the Stockholder are bound or (ii) subject to the filings and other matters referred to in the next sentence, any provision of any Order or Law applicable to the Stockholder or the properties or assets of the Stockholder. No consent or approval of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Stockholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports, if any, under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(b) The Subject Shares. Phoenix is the record and beneficial owner of and has good and marketable title to, the Subject Shares, free and clear of any Liens and any other material limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Subject Shares), other than pursuant to this Agreement and the Merger Agreement. Phoenix does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares. Phoenix has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement. Stonington is the sole member of Phoenix and there are no outstanding subscriptions, options, warrants, calls, convertible securities or other rights, agreements or commitments with respect to any membership interest in Phoenix.

(c) Alternative Proposals. The Stockholder is not currently engaged in any discussions or negotiations with any Person (other than Parent and Merger Sub) regarding any Alternative Proposal.

SECTION 2. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder as follows: Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent. Parent has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. The execution and delivery by Parent of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent under, (i) any provision of any contract or agreement to which Parent is a party or by which any properties or assets of Parent are bound or (ii) subject to the filings and other matters referred to in the next sentence, any provision of any Order or Law applicable to Parent or the properties or assets of Parent. No consent or approval of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports, if any, under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

SECTION 3. Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholder and Parent as follows: The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary actions on the part of the Company. The Company has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company under, (i) any provision of any contract or agreement to which the Company is a party or by which any properties or assets of the Company are bound or (ii) any provision of any Order or Law applicable to the Company or the properties or assets of the Company. No consent or approval of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 4. Covenants of the Stockholder. The Stockholder covenants and agrees as follows:

(a) At any meeting of the stockholders of the Company, and at any adjournment or postponement thereof, called to seek the Company Stockholder Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement is sought, the Stockholder shall, including by executing a written consent solicitation if requested by Parent, vote (or cause to be voted), in person or by proxy, the Subject Shares in favor of (i) granting the Company Stockholder Approval and (ii) any proposal to adjourn any meeting of the stockholders of the Company which Parent supports.

(b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder’s vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), share exchange, consolidation, combination, dual listed structure, sale of substantial assets, issuance of securities, reorganization, recapitalization, dissolution, liquidation, winding up or other extraordinary transaction of or by the Company, (ii) any Alternative Proposal (other than a Superior Proposal) and (iii) any amendment of the Company’s certificate of incorporation or the Company’s by-laws or other proposal or transaction involving the Company or any Subsidiary of the Company, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement or any other agreement contemplated by the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement or change in any manner the voting rights of any class of Company Capital Stock. The Stockholder shall not commit or agree to take any action inconsistent with the foregoing.

(c) The Stockholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by Parent, and each of them individually, as the Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Subject Shares, or grant a consent or approval in respect of the Subject Shares in a manner consistent with this Section 4. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4(c) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. The irrevocable proxy granted hereunder shall automatically terminate upon the termination of Sections 4(a) and 4(b).

(d) Other than as expressly permitted by this Agreement, the Stockholder shall not (i) sell, transfer, pledge, tender, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, option, agreement, understanding or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any person other than pursuant to the Merger, (ii) convert any of the shares of Company Convertible Preferred Stock in accordance with the terms thereof or (iii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares and shall not commit or agree to take any of the foregoing actions.

(e) The Stockholder shall not, nor shall it authorize or permit any shareholder, affiliate or limited or general partner of the Stockholder or any of their respective Representatives to, (i) solicit, initiate or knowingly encourage or facilitate any Alternative Proposal, (ii) enter into any agreement or agreement in principle with respect to an Alternative Proposal or enter into any agreement requiring the Company to abandon, terminate or fail to consummate the Merger or breach its obligations under Section 4.3 of the Merger Agreement or (iii) engage in, participate in or continue in any way any negotiations or discussions regarding, or furnish or disclose to any third party any information with respect to, any Alternative Proposal. The Stockholder shall promptly, and in any event within forty-eight (48) hours, advise Parent orally and in writing of the receipt of any Alternative Proposal or any inquiry that would reasonably be expected to lead to any Alternative Proposal, the identity of the person making any such Alternative Proposal and a copy of such Alternative Proposal (or, where no such copy is available, a written description of the principal terms and conditions thereof).

(f) The Stockholder shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement. The Stockholder shall not issue any press release or make any other public statement with respect to the Merger or any other transaction contemplated by the Merger Agreement without the prior consent of Parent, except as may be required by Law.

(g) The Stockholder hereby consents to and approves the actions taken by the Company Board in approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Stockholder hereby waives, and agrees not to exercise or assent, any appraisal rights under Section 262 of the DGCL in connection with the Merger.

SECTION 5. Termination. This Agreement shall terminate upon the earliest of (i) the mutual consent of the parties hereto and (ii) the termination of the Merger Agreement in accordance with its terms.

SECTION 6. Redemption of Company Convertible Preferred Stock. The Stockholder agrees in favor of Parent and the Company that, notwithstanding any provisions to the contrary of the Certificate of Designation setting forth the terms of the Company Convertible Preferred Stock (the “Certificate of Designation”), at the Effective Time all outstanding shares of Company Convertible Preferred Stock shall be redeemed by the Company in exchange for the payment of the Change of Control Price (as such term is defined in the Certificate of Designation) (such aggregate payment, the “Convertible Redemption Payment. Without limiting the generality of the foregoing, the Stockholder (i) hereby exercises its right pursuant to Section 6(c) of the Certificate of Designation, conditional upon the occurrence of the Closing, to require the Company to redeem all outstanding shares of the Company Convertible Preferred Stock in cash at the Change of Control Price, (ii) waives receipt of the Change of Control Notice (as defined in the Certificate of Designation) and (iii) agrees that if the Closing shall occur, the “redemption date” referred to in Section 6(c) of the Certificate of Designation shall be the Closing Date for all purposes hereunder and under the Certificate of Designation. Schedule B hereto sets forth the Convertible Redemption Payment that would be payable if the Closing were to take place on each day beginning on the date hereof and ending on the Outside Date.

SECTION 7. Additional Matters.

(a) The Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

(b) Stockholder acknowledges (i) the maximum aggregate liability of Parent and Merger Sub set forth in Section 6.3(c) of the Merger Agreement and (ii) that neither it nor the Company is a party to, or has any rights under, the equity commitment letter entered into between ACAS and Parent. For the avoidance of doubt, nothing in this paragraph or the Merger Agreement shall limit the obligations of the Company and Parent to pay the Convertible Redemption Payment upon the Closing of the Merger.

SECTION 8. General Provisions.

(a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 7.3 of the Merger Agreement and to the Stockholder at its address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

(c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges and agrees is the result of extensive negotiations among the parties. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(d) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

(e) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective against Parent when one or more counterparts have been signed by Parent and delivered to the Stockholder. This Agreement shall become effective against the Stockholder when one or more counterparts have been executed by the Stockholder and delivered to Parent. Each party need not sign the same counterpart.

(f) Entire Agreement; No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(h) Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Parent without the prior written consent of the Stockholder or by the Stockholder without the prior written consent of Parent, and any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(i) Enforcement. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, prior to any termination of this Agreement, the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. In addition, each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8(i), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

TU HOLDINGS, INC.

By:
Name:
Title:

MERISEL, INC.

By:
Name:
Title:

STONINGTON CAPITAL APPRECIATION 1994 FUND, L.P.

By:	Stonington Partners, L.P., its general partner
By:	Stonington Partners, Inc. II, its general partner
By:

Name:
Title:

PHOENIX ACQUISITION COMPANY II, L.L.C.

By:	Stonington Capital Appreciation 1994 Fund, L.P., its sole member
By:	Stonington Partners, L.P., its general partner
By:	Stonington Partners, Inc. II, its general partner

By:
Name:
Title:

SCHEDULE A

Name and Address of Stockholder	Number of Shares of Company Common Stock Owned	Number of Shares of Company Convertible Preferred Stock Owned
Phoenix Acquisition Company II, L.L.C. 540 Madison Avenue 25th Floor New York, New York 10022	5,000,000	272,947

SCHEDULE B

Date	Amount of Convertible Redemption Payment
March 28, 2008 – March 30, 2008	$27,567,647
March 31, 2008 – June 29, 2008	$28,119,006
June 30, 2008 – September 29, 2008	$28,681,374
September 30, 2008 – December 30, 2008	$29,255,054